Exhibit 4
Execution Copy
PROXY AND VOTING AGREEMENT
This Proxy and Voting Agreement (this “Agreement”), dated September 14, 2009 (the “Effective Date”), is entered into by and among BRENT. D. RICHARDSON, an individual, CHRISTOPHER C. RICHARDSON, an individual, and the undersigned stockholders of Grand Canyon Education, Inc., a Delaware corporation (the “Company”), listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”).
RECITALS
A. Brent D. Richardson and Christopher C. Richardson (collectively, the “Richardson Voting Group”) are parties to a proxy and voting agreement, dated September 17, 2008, by and among the Richardson Voting Group and the stockholders named therein, pursuant to which such stockholders have granted to the Richardson Voting Group voting power over their shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) as set forth therein.
B. Each Stockholder is a holder of shares of Common Stock of the Company.
C. Each Stockholder desires to enter into this Agreement and to grant to the Richardson Voting Group voting power over shares of their Common Stock that are subject to this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1. Irrevocable Proxy.
a. Effective upon the Effective Date, and continuing until November 19, 2013, each Stockholder hereby grants to Brent D. Richardson and Christopher C. Richardson, and each of them, an irrevocable proxy, and hereby constitutes and appoints Brent D. Richardson and Christopher C. Richardson, and each of them, as such Stockholder’s true and lawful proxy and attorney-in-fact, each with full power of substitution, to exercise all voting authority and authority to act by written consent for the Shares (as defined below) of such Stockholder on all matters on which such Shares may be voted and all matters requiring the affirmative vote or consent of the Stockholders, which proxy is IRREVOCABLE AND COUPLED WITH AN INTEREST.
b. For purposes of this Section 1, the term “Shares” shall mean the shares of Common Stock beneficially owned by such Stockholder as of the Effective Date and set forth opposite such Stockholder’s name on Exhibit A hereto and any other shares of stock issued or issuable with respect thereto (whether by way of stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation, or other corporate reorganization).
c. Anything in this Section 1 to the contrary notwithstanding, in no event may Brent D. Richardson and Christopher C. Richardson exercise any such voting authority or authority to act by written consent with respect to any such Share or Shares if, by exercising such authority with respect to any such Share or Shares, the number of shares of Common Stock over which the Richardson Voting Group exercises such authority, pursuant to this Agreement or any other agreement, would equal or exceed 50% or more of the outstanding shares of Common Stock of the Company at such time. Accordingly, at any given time, the number of Shares over which Brent D. Richardson and Christopher C. Richardson may exercise any such voting authority or authority to act by written consent pursuant to this Agreement shall be equal to the total number of Shares, less such number of Shares as shall be necessary to ensure that the total number of shares of Common Stock over which the Richardson Voting Group exercises such authority, pursuant to this Agreement or any other agreement, is less than 50%.
2. Voting Agreement. If, for any reason, the proxy provided for in Section 1 is determined to be invalid or unenforceable in any respect, then each Stockholder shall, and shall cause each of its affiliates to, attend each meeting of the stockholders of the Company for the purposes of satisfying the quorum requirements for any such meeting and shall vote its Shares for or against any matter on which the Shares may be voted, and shall vote for or consent to (or refrain from voting for or consenting to) any matter requiring the affirmative vote or consent of the Stockholders, in each case as directed by Brent D. Richardson and Christopher C. Richardson.
3. Other Stockholder Rights. Except as otherwise provided herein, all other rights associated with a Stockholder’s ownership of the Shares, including, but not limited to, all rights to transfer, sell or otherwise dispose of such Shares shall not be modified by or subject to this Agreement.
4. Further Assurances. Each Stockholder agrees to execute and deliver to Brent D. Richardson and Christopher C. Richardson, from time to time, such other documents and instruments as may be reasonably requested by either of them to the extent necessary to permit Brent D. Richardson and Christopher C. Richardson to vote or act on behalf of such Stockholder. In furtherance of the foregoing, each Stockholder agrees (a) to notify Brent D. Richardson and/or Christopher C. Richardson in writing within two (2) business days following any sale or other transfer of Shares if, following such sale or transfer, such Shares would no longer be subject to this Agreement, and (b) to confirm in writing to Brent D. Richardson and/or Christopher C. Richardson, within two (2) business days of receiving a request therefor, the number of shares of Common Stock that are beneficially owned by such Stockholder as of the date of such request.
5. General.
a. Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to the conflicts of laws rules of such State). The parties agree and consent to the jurisdiction of the state and federal courts located in Phoenix, Arizona and acknowledge that such courts shall constitute proper and convenient forums for the resolution of any actions between the parties hereto with respect to the subject matter hereof, and agree that such courts shall be the sole and exclusive forums for the resolution of any actions between the parties hereto with respect to the subject matter hereof.
b. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto (collectively, the “Successors”); provided, however, that this Agreement shall not be binding upon any Successor who purchases Shares from a Stockholder for value in a transaction registered under the Securities Act of 1933, as amended, or effected pursuant to an exemption therefrom.
c. Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.
d. Amendment and Waiver. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto.
e. Remedies. The Stockholders agree and acknowledge that damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that in the event of a breach or threatened breach by any Stockholder, each of Brent D. Richardson and Christopher C. Richardson shall be entitled to apply to any court of competent jurisdiction for a temporary and/or permanent injunction restraining the breaching party from such breach or threatened breach.
f. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or three business days after deposit in the United States mail, first-class, postage prepaid and one business day after deposit with a reputable overnight courier service, or by facsimile (with proof of transmission), upon transmission, to the address or facsimile number on file with the Company.
g. Headings. The descriptive section headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.
h. Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

i. Counterparts; Facsimile Copies. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures sent to the other parties by facsimile shall be binding as evidence of acceptance of the terms hereof by such signatory party.

IN WITNESS WHEREOF, the parties hereto have executed this Proxy and Voting Agreement as of the date set forth in the first paragraph hereof.

RICHARDSON VOTING GROUP:
By:	/s/ Brent D. Richardson
	Name:	Brent D. Richardson

By:	/s/ Christopher C. Richardson
	Name:	Christopher C. Richardson

STOCKHOLDERS: ENDEAVOUR CAPITAL FUND IV, LP
By:	Endeavour Capital IV, LLC
Its:	General Partner
By:	/s/ Chad N. Heath
	Name:	Chad N. Heath
	Title:	Managing Member

ENDEAVOUR ASSOCIATES FUND IV, LP
By:	Endeavour Capital IV, LLC
Its:	General Partner
By:	/s/ Chad N. Heath
	Name:	Chad N. Heath
	Title:	Managing Member

ENDEAVOUR CAPITAL PARALLEL FUND IV, LP
By:	Endeavour Capital IV, LLC
Its:	General Partner
By:	/s/ Chad N. Heath
	Name:	Chad N. Heath
	Title:	Managing Member

Exhibit A

Number of Shares
Name of Stockholder	of Common Stock Owned
Endeavour Capital Fund IV, LP	5,395,750
Endeavour Associates Fund IV, LP	330,470
Endeavour Capital Parallel Fund IV, LP	610,918
Total	6,337,138

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